Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Brooke Credit Corporation

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of Brooke Credit Corporation (formerly Oakmont Acquisition Corp.) of our report dated March 23, 2006 on the financial statements of Oakmont Acquisition Corp. as of December 31, 2005 and for the period from April 15, 2005 (inception) to December 31, 2005 included in the 10-KSB of Oakmont Acquisition Corp. for the year ended December 31, 2006 and incorporated by reference into the Current Report on Form 8-K of Brooke Acquisition Corp. filed with the Securities and Exchange Commission on July 23, 2007. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

Goldstein Golub Kessler LLP

New York, New York

January 18, 2008